Exhibit 10.27

REAL ESTATE PURCHASE

AND SALE AGREEMENT

by and between

TRANSWESTERN SF PARTNERS I, L.P.

and

KBS CAPITAL ADVISORS LLC

Dated as of October 5, 2006

for

Southpark Commerce Center II, Austin, Texas

i

Exhibits

A	-	Legal Description of Land
B	-	List of Equipment, Fixtures and Personal Property
C	-	Rent Roll
D	-	List of Contracts
E	-	List of Licenses
F	-	Escrow Instructions
G-1	-	Special Warranty Deed
G-2	-	Bill of Sale
G-3	-	Assignment of Contracts, Licenses, Leases and Intangibles
H	-	Disclosure of Lease Matters/Pending Commissions
I	-	[Reserved]
J-1	-	Tenant Estoppel Letter
J-2	-	Update to Tenant Estoppel Certificate
K	-	Recertification of Representations and Warranties
L	-	Form of Tenant Notification Letter
M	-	List Of Buyer’s 3-14 Audit Documents
N	-	SNDA

Schedule 8 – Disclosure

REAL ESTATE PURCHASE AND SALE AGREEMENT

Summary Statement

This Summary Statement is attached to and made a part of that certain Real Estate Purchase and Sale Agreement by and between the Seller and Purchaser referenced below.

1.	DATE OF AGREEMENT:	October 5, 2006

2.	SELLER:	TRANSWESTERN SF PARTNERS I, L.P.

3.	PURCHASER:	KBS CAPITAL ADVISORS LLC

4.	PROPERTY DESCRIPTION:

	a) Address:	Southpark Commerce Center II, 4509 Freidrich Lane, Austin, Texas 78744

	b) Nature of Improvements:	3 multi-tenant flex-industrial buildings and 1 bulk warehouse building

5.	PURCHASE PRICE:	Twenty Eight Million Four Hundred Thousand Dollars ($28,400,000)

6.	INITIAL EARNEST MONEY:	Three Hundred Thousand Dollars ($300,000)

7.	ADDITIONAL EARNEST MONEY:	Three Hundred Thousand Dollars ($300,000)

8.	APPROVAL DATE:	November 6, 2006

9.	CLOSING DATE:	November 28, 2006

10.	TITLE COMPANY:	First American Title Insurance Company

1 First American Way Santa Ana, California 92707 Attn: Barbie Hendon bhendon@firstam.com Phone: (714) 800-3470 Attn: Kristen Hueter Phone: (714) 250-8358 Fax: (714) 800-3172 khueter@firstam.com

In cooperation with:

First American Title Insurance Company 30 North LaSalle Street Suite 310 Chicago, IL 60606 Phone: (312) 917-7220 Fax: (312) 553-0480 Attn: Jim McIntosh jmcintosh@firstam.

11.	PURCHASER’S ADDRESS:	c/o KBS Capital Advisors LLC
205 W. Wacker Drive, Suite 1000 Chicago, Illinois 60606 Fax: (312) 726-6804 Attn: Bill Rogalla brogalla@kbsrealty.com with a copy to:

Morgan Lewis & Bockius LLP 5 Park Plaza, Suite 1750 Irvine, California 92614 Fax: (949) 399-7001 Attn: L. Bruce Fischer, Esq. bfischer@morganlewis.com

12.	SELLER’S ADDRESS:	c/o Transwestern Investment Company, L.L.C.
150 North Wacker Drive, Suite 800 Chicago, IL 60606 Phone: (312) 499-1914 Fax: (312) 499-1901 Attn: Stephen F. Douglass stephen.douglass@transwestern.net with a copy to:

Drane Freyer & Lapins Limited 150 North Wacker Drive, Suite 800 Chicago, IL 60606 Phone: (312) 827-7103 Fax: (312) 827-7111 Attn: David A. Lapins david.lapins@transwestern.net

13.	BROKERS:	Transwestern Commercial Services (“Seller’s Broker”)

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the Date of Agreement set forth on the Summary Statement (the “Date of Agreement”) by and between TRANSWESTERN SF PARTNERS I, L.P., a Delaware limited partnership (“Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A. Seller is the owner of certain real property legally described in Exhibit A attached hereto (the “Land”) and all buildings, fixtures and other improvements situated on the Land (collectively, the “Improvements”), said Land and the Improvements are described on Line 4 of the preceding Summary Statement which is attached to and incorporated into this Agreement (the “Summary Statement”).

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Land and the Improvements, together with all of the other property and interests of Seller described in Section 1 below, subject to the terms and conditions contained herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	AGREEMENT FOR PURCHASE AND SALE.

Seller agrees to sell, and Purchaser agrees to purchase, subject to the terms and conditions contained herein, the Land and the Improvements, together with all of Seller’s right, title and interest in and to:

(a) (i) all rights of way, tenements, hereditaments, easements, interests, minerals and mineral rights, water and water rights, utility capacity and appurtenances, if any, in any way belonging or appertaining to the Land and the Improvements and (ii) all adjoining streets, alleys, roads, parking areas, curbs, curb cuts, sidewalks, landscaping, signage, sewers and public ways (collectively, the “Appurtenant Rights”); and

(b) all equipment and fixtures owned by Seller attached to the Improvements and located at and used in connection with the ownership, operation and maintenance of the Land or the Improvements, including without limitation (i) all heating, lighting, air conditioning, ventilating, plumbing, electrical or other mechanical equipment and (ii) the personal property listed in Exhibit B attached hereto (collectively, the “Personal Property”); and

(c) all leases, tenancies and rental or occupancy agreements granting possessory rights in, on or covering the Land or Improvements, together with all modifications, extensions, amendments and guarantees thereof, to the extent listed in Exhibit C attached hereto, together with such other leases of the Improvements as may be made prior to Closing in accordance with the terms of this Agreement (collectively, the “Leases”); and

(d) to the extent assignable, all contracts, agreements, guarantees, warranties and indemnities, if any, affecting the ownership, operation, management and maintenance of the Land, Improvements, Appurtenant Rights, Personal Property and Leases, to the extent listed in Exhibit D attached hereto and assumed by Purchaser pursuant to Section 9(g) (collectively, the “Contracts”); and

(e) to the extent assignable, all (i) plans, drawings, specifications, blueprints and surveys relating in any way to the Land, Improvements, Appurtenant Rights, Personal Property, Leases or Contracts, and (ii) licenses, franchises, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals and the like from any governmental or quasi-governmental entity or instrumentality affecting the ownership, operation or maintenance of the Land or the Improvements, including without limitation the items listed in Exhibit E attached hereto (collectively, the “Licenses”).

The Land, Improvements, Appurtenant Rights, Personal Property, Leases, Contracts and Licenses and other property described above are collectively referred to herein as the “Property.”

2.	PURCHASE PRICE.

The purchase price for the Property (the “Purchase Price”) shall be the amount set forth in Line 5 of the Summary Statement. The Purchase Price, plus or minus prorations and adjustments provided for herein, shall be paid in cash or cash equivalent to Seller on or before 2:00 p.m. (Chicago time) on the Closing Date (as hereinafter defined).

3.	EARNEST MONEY.

Within three (3) business days after the Date of Agreement, Purchaser shall deposit into the Escrow (as hereinafter defined) cash or certified funds in the amount set forth in Line 6 of the Summary Statement as an earnest money deposit (the “Initial Earnest Money”). If Purchaser has not otherwise terminated this Agreement, then on the Approval Date (as defined below), Purchaser shall deposit additional cash or certified funds in the amount set forth in Line 7 of the Summary Statement to be added to the Initial Earnest Money (collectively, the “Earnest Money”). The Earnest Money shall be invested in accordance with Purchaser’s direction and, except as otherwise provided herein, all interest earned on the Earnest Money shall remain the property of and be paid to Purchaser. The cost of the investment of the Earnest Money shall be paid from the interest earned thereon before the Title Company pays out such interest. Upon the closing of the transaction contemplated by this Agreement, the Earnest Money shall be paid to Seller and Purchaser shall receive a credit against the Purchase Price in the amount thereof. If the transaction does not so close, the Earnest Money shall be disbursed in accordance with the terms of this Agreement.

4.	CLOSING.

Subject to terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on the date set forth on Line 9 of the Summary Statement (the “Closing Date”) at the offices of the Title Company, or as the parties shall otherwise agree. On the Closing Date, Seller shall transfer and convey title to the Property to Purchaser free and clear of all liens and encumbrances, other than real and personal property taxes not yet due and payable and such title exceptions as may be permitted pursuant to Section 6 below and in accordance with the Escrow.

5.	ESCROW.

This transaction shall be closed through an escrow established with Title Company in accordance with the deed and money escrow instructions in the form attached hereto as Exhibit F (the “Escrow”). Upon the creation of the Escrow, anything herein to the contrary notwithstanding, the transfer and conveyance of the Property, the payment of funds and the delivery of the Closing Documents (as defined below) and other documents required to close the transaction contemplated by this Agreement shall be made through the Escrow. The Closing shall take place so that, simultaneously on the Closing Date the Title Policy (as hereinafter defined) will be delivered to Purchaser and Seller shall receive the net sale proceeds on the Closing Date.

6.	TITLE COMMITMENT.

Seller shall deliver to Purchaser, as soon as reasonably practicable, a current Texas form title commitment (the “Title Commitment”) for an owner’s title insurance policy issued by the title company identified in Item 9 of the Summary Statement (the “Title Company”) to be in the amount of the Purchase Price, covering title to the Land, Improvements and Appurtenant Rights, together with legible copies of each of the documents underlying the title exceptions listed therein. Seller shall use its best efforts to deliver the Title Commitment and underlying documents to Purchaser within five (5) business days after the Date of Agreement. Purchaser shall have until the Approval Date to review the Title Commitment and other title documents. If Purchaser does not terminate this Agreement in accordance with Section 10(a), Purchaser shall be deemed to have approved all matters set forth in the Title Commitment, excluding delinquent taxes or assessments and any monetary liens or encumbrances created by, through or under Seller. Notwithstanding the foregoing or anything stated to the contrary in this Agreement, if Purchaser delivers to Seller a form of title commitment acceptable to Purchaser prior to the expiration of the Inspection Period (as hereinafter defined) that does not set forth any requirements inconsistent with the terms of this Agreement, then, the form of owner’s title insurance policy (the “Title Policy”) that shall be delivered to Purchaser as a condition precedent to Purchaser’s obligation to acquire the Property, shall be the form of title policy provided for in such title commitment delivered to Seller, together with all endorsements attached thereto.

7.	SURVEY.

Seller shall deliver to Purchaser, as soon as reasonably practicable, a survey of the Land and Improvements (the “Survey”), dated on or after the Date of Agreement and prepared by a land surveyor licensed by the state in which the Land is located. The Survey shall be certified to Seller, Purchaser, Purchaser’s lender (if any), and Title Company as having been prepared substantially in accordance with the requirements of the Texas Society of Professional Surveyors Standards and Specifications. Seller shall use its best efforts to deliver the Survey to Purchaser at least three (3) business days prior to the Approval Date. Purchaser shall have until the Approval Date to review the Survey. If Purchaser does not terminate this Agreement in accordance with Section 10(a), Purchaser shall be deemed to have approved the Survey. “Permitted Exceptions” as used in this Agreement means all matters disclosed in the Title Commitment or Survey (and not removed prior to the Approval Date) and acts done or suffered by Purchaser or its agents, but excluding delinquent taxes or assessments and any monetary liens or encumbrances created by, through or under Seller.

8.	REPRESENTATIONS AND WARRANTIES.

(a) As used in this Section 8, references to “Seller’s actual knowledge” shall mean the actual knowledge of Stephen F. Douglass, a managing director of Transwestern Investment Company, L.L.C., who is the person with primary responsibility for the Property on behalf of Seller, without investigation or inquiry of any other person or entity. Seller represents and warrants to Purchaser, as of the Date of Agreement and again on the Closing Date, as follows:

(i) Except as shown on (x) the rent roll attached hereto as Exhibit C (as to the representation made on the Date of Agreement), (y) the rent roll delivered on the Closing Date pursuant to Section 11(b) below (as to the representation made as of the Closing Date) (as applicable, the “Rent Roll”) or (z) the Title Commitment, there are no persons in possession or occupancy of the Property, or any part thereof, nor are there any persons who have possessory rights with respect to the Property or any part thereof;

(ii) Except as set forth on Schedule 8 hereto, during its period of ownership Seller has received no written notice from any governmental authority of any violation of applicable laws, ordinances or regulations related to the Property or the occupancy thereof which have not been heretofore corrected;

(iii) Neither the execution or delivery of this Agreement, the consummation of the transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions hereof conflict with or result in a material breach of any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller is bound;

(iv) To Seller’s actual knowledge there are no leasing commissions now or hereafter due with respect to the Leases for any current terms or exercised renewals, extensions or expansions, except as set forth on Exhibits D or H, and Seller has entered into no brokerage or leasing commission agreements with respect to the Property, where a commission or fee has been earned but not fully paid;

(v) There are no contracts or agreements affecting the operation of the Land or the Improvements (including without limitation management, maintenance, service, supply, purchase, consulting, advertising, promotion, public relations and construction contracts, agreements, commitments, guarantees and warranties) which will survive Closing and be binding upon Purchaser except as disclosed in Exhibits D, H and I attached hereto; except as may be disclosed in any estoppel letter delivered by Seller to Purchaser in accordance with this Agreement, Seller has received no written notice from any party of any breach, default or failure to perform under any Contracts, Leases, or Licenses that has not heretofore been cured; and Seller has delivered no notice to any other party to any such Contracts, Leases, or Licenses alleging any breach thereunder which has not heretofore been cured;

(vi) Except as set forth on Schedule 8, there are no claims, causes of action, lawsuits or legal proceedings pending or, to Seller’s actual knowledge, threatened, against Seller regarding the ownership, use or possession of the Property, including without limitation condemnation or similar proceedings;

(vii) Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business under the laws of the jurisdiction where the Land is located. Seller has all necessary power and authority to enter into this Agreement and to consummate all of the transactions contemplated herein. The individuals executing this Agreement on behalf of Seller (or on behalf of members or partners of Seller) are duly authorized to execute, deliver and perform this Agreement on behalf of Seller (or on behalf of members or partners of Seller) and to bind Seller. This Agreement and all documents to be executed by Seller and delivered to Purchaser hereunder (A) are and will be the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, (B) do not or will not contravene any provision of Seller’s organizational documents or any existing laws and regulations applicable to Seller or the Property and (C) will not conflict with or result in a violation of any agreement, instrument, order, writ, judgment or decree to which Seller is a party or is subject or which governs the Property; and

(viii) To Seller’s actual knowledge, except as may be set forth in any environmental audits, investigations or reports provided by Seller hereunder or obtained by or on behalf of Purchaser, during the period of time that Seller has owned the Property, (A) Seller has not conducted or authorized the generation, transportation, storage, treatment or disposal at or from the Property of any Hazardous Substances (as defined in Section 21) in violation of any applicable environmental laws, and (B) Seller has not received any written notice of, any generation, transportation, storage, treatment or disposal at or from the Property of any Hazardous Substances in violation of any applicable environmental laws.

(b) Purchaser represents and warrants to Seller, now and again on the Closing Date, that: (i) Purchaser has all necessary power and authority to enter into this Agreement and to consummate all the transactions contemplated herein, (ii) the individual(s) executing this Agreement on behalf of Purchaser are duly authorized to execute, deliver and perform this Agreement on behalf of Purchaser and to bind Purchaser and (iii) this Agreement and all documents to be executed by Purchaser and delivered to Seller hereunder (A) are and will be the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, (B) do not or will not contravene any provision of Purchaser’s organizational documents or any existing laws and regulations applicable to Purchaser and (C) will not conflict with or result in a violation of any agreement, instrument, order, writ, judgment or decree to which Purchaser is a party or is subject.

(c) All of the representations and warranties of Seller and Purchaser contained in this Agreement or in any of the Closing Documents are material, none shall merge into the deed herein provided for and all shall survive the Closing Date or termination of this Agreement for a period of nine (9) months (the “Survival Period”). All rights of Purchaser hereunder or under any of the Closing Documents, with respect to any surviving representation, warranty, covenant or indemnity shall be deemed waived if Purchaser does not, by written notice to Seller, advise Seller of any alleged breach of representation, warranty or covenant, or any alleged indemnification obligation, prior to the expiration of the Survival Period. Subject to the limitation set forth in the immediately preceding sentence, all remedies shall be those set forth in Section 17 below, and notwithstanding anything herein to the contrary, Seller’s liability under any representation, warranty, covenant or indemnity made hereunder or in any of the Closing Documents shall in no event exceed the aggregate Seller’s Maximum Liability (as hereinafter defined). The provisions of this Section 8(c) shall survive the Closing.

9.	SELLER’S COVENANTS.

From and after the Date of Agreement through the Closing Date, Seller and Seller’s agents shall at Seller’s expense:

(a) use commercially reasonable efforts to deliver to Purchaser, in sufficient time to enable Purchaser to conduct a reasonable review prior to the Closing Date, an estoppel letter from each tenant at the Property substantially in the form attached as Exhibit J-1 (the “Estoppel Certificate”), certified to Purchaser. Seller shall use its good-faith commercially reasonable efforts to deliver form estoppel letters to the tenants within ten (10) days after the Date of Agreement. As a condition precedent to Purchaser’s obligation to purchase the Property, Purchaser shall have received prior to the Closing Date, Estoppel Certificates from tenants who in the aggregate occupy at least eighty-five percent (85%) of the aggregate occupied rentable space of the Property, which (i) do not disclose the existence of any defaults under the tenant leases referenced therein, (ii) are not dated more than 30 days prior to the Closing Date (or, if they are dated more than 30 days prior to the Closing Date, then updated prior to the Closing Date by an update certificate in the form attached as Exhibit J-2 for each such Estoppel Certificate), and (iii) contain information that is consistent with and confirms the terms of the tenant leases, and information contained in the Rent Roll delivered to Purchaser on or before the date of this Agreement (the “Estoppel Condition”). Seller’s failure to satisfy the Estoppel Condition shall in no instance constitute a default by Seller under this Agreement and in the event of such failure, Purchaser’s sole right shall be either to terminate this Agreement in which case the Earnest Money, and all interest earned thereon, shall be returned to Purchaser, or to waive the Estoppel Condition (to the extent not satisfied) and proceed with the Closing. In addition, Seller agrees that upon the request of Purchaser prior to the Approval Date, Seller shall deliver to the tenants at the Property, the form of subordination non-disturbance and attornment agreement attached hereto as Exhibit N and made a part hereof and shall request that the tenants execute and return the SNDAs prior to Closing. Purchaser expressly agrees that the failure to obtain SNDAs is not a default or breach by Seller under this Agreement nor is the receipt of any SNDAs a precondition to Purchaser’s obligations hereunder.

(b) maintain the Property in the condition in which it existed as of the Date of Agreement, normal wear and tear excepted, free from mechanics’ liens, and operate the Property in a manner consistent with current practice, and perform its obligations under the Leases, Contracts and Licenses;

(c) keep in existence all fire and extended coverage insurance policies, and all public liability insurance policies, that are in existence as of the Date of Agreement with respect to the Property;

(d) not (i) amend, waive any rights under, terminate or extend any Lease, Contract, or License, (ii) apply any security or other deposits held under any Lease, Contract, or License to delinquent rents, or (iii) enter into new leases, contracts, licenses and telecommunications agreements, without Purchaser’s prior written consent, which will not be unreasonably withheld by Purchaser on or prior to the Approval Date, but may be withheld in Purchaser’s sole discretion after the Approval Date;

(e) upon at least twenty-four (24) hours’ notice to Seller, permit Purchaser, its engineer, architect or other agents, during normal business hours (or such other times as are reasonable), to enter onto the Land for the purpose of making inspections thereof;

(f) promptly advise Purchaser in writing of any changes in circumstances that would render the representations and warranties made by Seller herein false or misleading in any material respect; and

(g) upon written notice from Purchaser on or before the Approval Date, give appropriate notices of termination of Contracts designated by Purchaser (but only to the extent termination is permitted thereunder without a penalty); provided, however, that if the notice period required to terminate such Contracts will not have run prior to Closing, Seller shall assign and Purchaser shall assume any remaining rights and obligations under such Contracts pursuant to the Assignment and Assumption. Notwithstanding the foregoing, Purchaser shall have no obligation to assume any property management or leasing agreement for any period of time.

10.	APPROVAL DATE.

(a) During the period (the “Inspection Period”) from the Date of Agreement through the Approval Date identified in Line 8 of the Summary Statement (the “Approval Date”), (A) Seller shall permit Purchaser to examine, at all reasonable times, the books and records (including without limitation historical financial and operating statements) in Seller’s possession or control relating to the Property, (B) Purchaser shall have the right, at all reasonable times, to (I) inspect the Land, Improvements, Appurtenant Rights and Personal Property, (II) review the Leases, the Contracts and the Licenses, (III) interview the tenants and any property manager, and (IV) conduct geophysical feasibility tests of the Property and environmental audit or audits of the Property (with copies of the reports relating to such audits delivered to Seller when completed), including sampling, and (C) Purchaser shall be given complete access to the Property for the purpose of making such tests, inspections and investigations. All of the foregoing inspections, reviews, interviews, tests, investigations and studies to be conducted under this Section 10(a) by Purchaser shall be subject to the following:

(i) Such studies, tests, inspections, interviews, reviews and investigations shall take place during normal business hours upon at least 24 hours notice to Seller or its designated agents and Seller’s consent shall be required prior to the performance of any drilling, boring or other invasive testing or procedures and Seller shall be entitled to be present during any such investigation or interview;

(ii) In the event the Closing does not occur, Purchaser shall promptly return to Seller any documents obtained from Seller or Seller’s agents;

(iii) Purchaser shall not suffer or permit any lien, claim or charge of any kind whatsoever to attach to the Property or any part thereof caused by the activities on the Property of Purchaser, its agents, engineers, employees, contractors or surveyors; and

(iv) Such tests, investigations and studies shall be at Purchaser’s sole cost and expense and shall not unreasonably interfere with the operation of the Property. In the event of any damage to the Property caused by Purchaser, its agents, engineers, employees, contractors or surveyors (including without limitation pavement, landscaping and surface damage), Purchaser shall pay any cost incurred by Seller to restore the Property to the condition existing prior to the performance of such tests, investigations or studies; such obligation shall survive the termination of this Agreement.

Purchaser shall defend, indemnify and hold Seller harmless from any and all liability, cost and expense (including without limitation reasonable attorneys’ fees, court costs and costs of appeal) suffered or incurred by Seller for death or injury to persons or property caused by or arising out of Purchaser’s reviews, interviews, investigations, tests, studies and inspections of the Property, excluding any such liability, cost or expense resulting from the negligence or willful misconduct of Seller or its agents, employees or contractors; such obligation shall survive the Closing or the earlier termination of this Agreement. Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder. If, in the sole discretion and at the sole election of Purchaser, the Property and/or any of said tests, inspections or investigations are unsatisfactory to Purchaser, in any manner or for any reason in Purchaser’s sole discretion, including without limitation for reasons relating to restrictions on use of the Property, matters relating to zoning, government approvals, title, survey, appraised value or other matters impacting the condition or value of the Property, Purchaser may terminate this Agreement as provided below. If Purchaser notifies Seller, in writing, on or before 5:00 p.m. (Chicago time) on the Approval Date of Purchaser’s election to terminate this Agreement, Purchaser shall promptly deliver to Seller copies of all documents, studies and reports obtained by Purchaser in connection with its due diligence (which obligation shall survive the termination of this Agreement), this Agreement shall terminate, the Earnest Money and all interest earned thereon shall be delivered to Purchaser and the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive termination of this Agreement). If Purchaser fails to notify Seller, in writing, on or before 5:00 p.m. (Chicago time) on the Approval Date, of Purchaser’s election to terminate this Agreement, Purchaser’s right to terminate this Agreement under this Section 10(a) shall expire.

(b) The obligation of Purchaser to close the transaction contemplated by this Agreement is further subject to the condition that: (i) all of the representations and warranties of Seller contained in this Agreement are true and correct, in all material respects, at the Date of Agreement and as of the Closing Date, (ii) Seller has satisfied the Estoppel Condition, (iii) Title Company is committed to issue the Title Policy, and (iv) all of the obligations and duties of Seller to be performed hereunder and per the Escrow on or before the Closing Date have been substantially completed in a timely manner. Purchaser shall give written notice to Seller of its election to terminate this Agreement or to proceed with the Closing within five (5) days after Purchaser’s receipt of any notice disclosing that any Seller representation and warranty is no longer true and correct; provided, however, that Purchaser’s failure to give such written notice shall in no instance constitute a default by Purchaser under this Agreement but shall instead only serve to bar Purchaser from raising such matter as a failure of a condition precedent to Purchaser’s obligation to close the transaction. Purchaser’s election to proceed with the Closing shall result in Purchaser’s waiver of any remedy resulting from the incorrectness in such representation or warranty or from the incorrectness in any other representation or warranty of Seller of which Purchaser shall have knowledge at or prior to Closing. The foregoing waiver shall survive the Closing.

(c) Prior to the Closing, all information, data and documents relating to the Property (including without limitation those furnished pursuant to the terms and provisions of Section 11(a)) obtained by Purchaser from Seller or any other party or discovered by Purchaser during the term of this Agreement (collectively, the “Confidential Information”) shall be maintained by Purchaser in strict confidence and shall not be revealed to any other party, except Purchaser’s employees, contractors, investors, attorneys and financial advisors (“Purchaser’s Representatives”) and as required by law. Purchaser shall be liable for any disclosure of the Confidential Information by any of Purchaser’s Representatives. The provisions of this Section 10(c) shall survive the termination of this Agreement. Notwithstanding the foregoing or anything stated to the contrary elsewhere in this Agreement, nothing contained in this Agreement shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to the Property (i) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (ii) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any real estate investment trust (the “REIT”) holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (iii) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

(d) Purchaser has informed Seller that it is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14 Audit” (the “Purchaser’s 3-14 Audit”). In connection with the performance of Purchaser’s 3-14 Audit, Seller shall: (i) during the Inspection Period, make available to Purchaser, on the terms and conditions of Section 11(a)(ix) below the Purchaser’s 3-14 Audit Documents (as defined below); and (b) provide to Purchaser in written form, as determined by Seller, answers to the questions relating to the Property which are set forth in Exhibit M; provided, however, that Seller shall have no liability for any inaccuracy in such answers, except to the extent Seller shall be adjudicated to have committed fraud in answering such questions.

11.	DELIVERY OF DOCUMENTS.

(a) As soon as reasonably practicable, Seller shall deliver to Purchaser, if reasonably practicable, and otherwise provide Purchaser with access to the following, to the extent in the possession or control of Seller:

(i) real estate and personal property tax bills, notices of assessed valuation and utility bills relating to the Property for the period since Seller developed the Property and obtained a certificate of occupancy with respect to the Improvements;

(ii) all certificates of occupancy, floor plans, “as built” or working drawings, site plans, specifications and the most recent survey and title policy relating to the Property;

(iii) the Leases together with the most current Rent Roll for the Property and any material correspondence with respect thereto;

(iv) the Contracts and Licenses;

(v) statements of operations for the past three (3) complete calendar years and year to date for the current year and general ledgers maintained or prepared for the Property;

(vi) all building reports, structural reports, and engineering data with respect to the Property;

(vii) all material audits, reports, test results, notifications and correspondence relating to the environmental condition of the Property;

(viii) all material correspondence and notices to or from any taxing authorities, governmental agencies, utilities or vendors with respect to the Property; and

(ix) to the extent needed for the performance of Purchaser’s 3-14 Audit, the documents which are described in Exhibit M attached hereto (collectively, the “Purchaser’s 3-14 Audit Documents”).

(b) On the Closing Date, Seller shall deliver the following documents (the “Closing Documents”) to Purchaser, all duly executed by Seller, where appropriate, each of which shall be a condition precedent to Purchaser’s obligation to close the transaction contemplated by this Agreement (and one or more of which may be waived in writing by Purchaser, in its sole discretion, on or prior to the Closing Date):

(i) a recordable special warranty deed, in the form of Exhibit G-1 attached hereto, subject only to the Permitted Exceptions;

(ii) a bill of sale, in the form of Exhibit G-2 attached hereto;

(iii) an assignment and assumption, in the form of Exhibit G-3 attached hereto (the “Assignment and Assumption”), two originals;

(iv) to the extent required by the Title Company, an ALTA statement or affidavit in customary form;

(v) Seller’s counterpart of a closing and proration statement;

(vi) a certification of nonforeign status satisfying Section 1445 of the Internal Revenue Code of 1986, as amended;

(vii) executed counterparts of real estate transfer declarations, if applicable;

(viii) evidence of Seller’s existence and authority (including, without limitation, resolutions) to perform its obligations under this Agreement, in form and substance reasonably satisfactory to the Title Company;

(ix) all keys and access cards to, and combinations to locks and other security devices located at, the Property, if applicable;

(x) all of the original Leases, Contracts and Licenses in possession of Seller, together with (A) a letter from Seller advising the tenants under the Leases of the assignment of their respective Leases to Purchaser and the manner in which rent is to be paid subsequent to Closing in the form of Exhibit L hereto; and (B) evidence of termination of Contracts designated by Purchaser, if applicable;

(xi) a current Rent Roll dated no earlier than three (3) business days prior to the Closing;

(xii) all original letters of credit and other non-cash security deposits naming Purchaser as the beneficiary thereunder for which Purchaser is not receiving a credit under Section 14 below, together with documents of assignment running in favor of Purchaser, if any;

(xiii) a certificate in the form of Exhibit K recertifying the representations and warranties set forth in Section 8(a) above as of the Closing Date; and

(xiv) such other documents, instruments, gap undertakings, consents or agreements as may be reasonably requested by the Title Company or the escrow agent, in order to issue to Purchaser the Title Policy in the amount of the Purchase Price; it being understood that the Title Policy may be issued at Closing in the form of the Title Commitment or a pro forma title policy, hand-marked and initialed by the Title Company, and dated as of the Closing Date, so as to be the equivalent of the Title Policy.

(c) On the Closing Date, Purchaser shall deliver the following to Seller, in form and substance reasonably acceptable to Seller, all duly executed by Purchaser, where appropriate, each of which shall be a condition precedent to Seller’s obligation to close the transaction contemplated by this Agreement:

(i) executed counterparts of the real estate transfer declarations described above;

(ii) counterparts of the Assignment and Assumption, two originals;

(iii) counterparts of the closing and proration statement;

(iv) a certified copy of the resolutions or consent of Purchaser authorizing the transaction contemplated by this Agreement, to the extent required by the Title Company, in form and substance reasonably satisfactory to the Title Company;

(v) to the extent required by the Title Company, an ALTA statement or title affidavit in customary form;

(vi) the Purchase Price, plus or minus prorations and adjustments; and

(vii) such other documents, instruments or agreements as may be reasonably requested by Seller or Title Company or the escrow agent, in order to issue the Title Policy free of any exceptions raised due to the actions or omissions of Purchaser or its agents or contractors (the “Purchaser Exceptions”), and to otherwise consummate the Closing.

12.	FIRE OR CASUALTY.

In the event of damage to the Property by fire or other casualty prior to the Closing Date, Seller shall promptly notify Purchaser of such fire or other casualty. If the fire or other casualty causes damage which would cost in excess of $500,000 to repair (as determined by Seller and Purchaser in good faith), then Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Purchaser’s receipt of such notice or (ii) the Closing Date, to terminate this Agreement, and receive a return of the Earnest Money in which case the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If the damage to the Property by fire or other casualty prior to the Closing Date would cost less than or equal to $500,000 to repair (as determined by Seller and Purchaser in good faith), Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof. If Purchaser does not terminate this Agreement, in any case, Seller shall assign and transfer to Purchaser on the Closing Date all of Seller’s right, title and interest in and to all insurance proceeds payable to Seller on account of such fire or casualty, and Purchaser shall receive a credit against the Purchase Price equal to the lesser of the deductible under Seller’s property insurance or the estimated cost to repair and restore the Property (as determined by Seller and Purchaser in good faith).

13.	CONDEMNATION.

If, prior to the Closing Date, all or any part of the Property is taken by condemnation or a conveyance in lieu thereof, or if Seller receives notice of a condemnation proceeding with respect to the Property, then Seller shall promptly notify Purchaser of such condemnation or conveyance in lieu thereof. If the taking or threatened taking involves a material portion of the Property (hereinafter defined), Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Purchaser’s receipt of such notice, or (ii) the Closing Date, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If Purchaser elects to close this transaction notwithstanding such taking or condemnation, Purchaser shall be entitled to any award given to Seller as a result of such condemnation proceedings, with the same being paid or assigned to Purchaser at Closing. As used herein, a “material portion of the Property” means any part of the Property reasonably required for the operation of the Property in the manner operated on the date hereof, as reasonably determined by Seller and Purchaser in good faith. If any taking or threatened taking does not involve a material portion of the Property, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser any award given to Seller (or the right to receive any such award) as a result of such condemnation proceedings.

14.	ADJUSTMENTS AND PRORATIONS.

Adjustments and prorations with respect to the Property shall be computed and determined between the parties as of 12:01 a.m. on the Closing Date (as if Purchaser were vested with title to the Property during the entire Closing Date) as follows:

(a) General real estate taxes, special assessments and personal property taxes shall be prorated as of the Closing Date based on the then current taxes (if known, based on final tax bills for such period — and if not known, based on the most recent ascertainable taxes) and the special assessments due and owing prior to Closing, and Seller or Purchaser shall receive a credit at Closing, as appropriate. Without affecting the obligations set forth in this Section 14(a), the prorations for real and personal property taxes shall be equitably pro rated on a “net” basis (i.e., adjusted for all tenants’ liabilities, if any, to pay such items directly to the applicable third-party payees). If final taxes or special assessments are not known as of the Closing, the parties agree to reprorate within thirty (30) days after such amounts become known.

(b) All rents and other sums receivable from tenants of the Property, which were earned and attributable to the period prior to the Closing Date, will be retained by Seller to the extent that such rents have been collected on or before the Closing Date. Rents earned and attributable to the period beginning on the Closing Date and thereafter will be paid to Purchaser by the tenants, or credited to Purchaser at Closing (if such rents are received by Seller prior to the Closing Date). All payments from tenants, on account of rent or otherwise, received by Seller after the Closing Date, whether attributable to the period prior to or after the Closing Date, shall be deemed to be held in trust by Seller for Purchaser and shall be promptly delivered to Purchaser by Seller for application as provided in this Section 14(b). All payments from tenants, on account of rent or otherwise, received after the Closing Date by Purchaser and all amounts received from Seller by Purchaser pursuant to the immediately preceding sentence, shall be applied first to rent or other sums then due under the Leases attributable to the period beginning on the Closing Date and continuing thereafter, and then to payment to Seller on account of rents which were earned and attributable to the period prior to the Closing Date but which were not paid when due. Any customary out-of-pocket costs incurred by Purchaser in collection of delinquent rentals shall be deducted by Purchaser prior to the payment to Seller on account of delinquent rentals as provided herein. Purchaser shall use commercially reasonable efforts to collect or attempt to collect delinquent rentals for a period of sixty (60) days after Closing. Thereafter, Seller shall have the right to contact tenants to request payment of delinquent rentals after the Closing Date and institute legal proceedings to collect such delinquent rentals, but shall have no right to evict any tenant. Any such enforcement or collection efforts by Seller shall be at Seller’s sole expense.

(c) On the Closing Date, Seller shall deliver to Purchaser in cash, as a credit against the Purchase Price or as an adjustment to the prorations provided for elsewhere in this Section 14, as appropriate, an amount equal to all cash security deposits made by tenants occupying the Property which were paid to Seller or its predecessors by such tenants and which shall not have been applied by Seller or otherwise pursuant to the Leases, together with interest owing thereon pursuant to the applicable Lease, if any, and together with a listing of the tenants to which such deposits and interest are owing.

(d) All amounts payable, owing or incurred in connection with the Property under the Contracts to be assumed by Purchaser under the Assignment and Assumption shall be prorated as of the Closing Date.

(e) All utility deposits, if any, may be withdrawn by and refunded to Seller, and Purchaser shall make its own replacement deposits for utilities as may be required by the respective utilities involved.

(f) The Earnest Money shall be paid to Seller at Closing and Purchaser shall be entitled to a credit against the Purchase Price in the amount thereof.

(g) All utility charges that are not separately metered to tenants shall be prorated to the Closing Date and Seller shall obtain a final billing therefor and pay any amounts owing therein for the period prior to the Closing Date and Purchaser shall pay any amounts owing for the period on and after the Closing Date. To the extent that utility bills cannot be handled in the foregoing manner, they shall be prorated as of the Closing Date based on the most recent bills available and reprorated when such final bills become known.

(h) Purchaser shall pay its pro rata share (based on the applicable commencement date of the lease and the lease term) of all leasing commissions and tenant improvement costs payable with respect to Leases entered into after the Date of Agreement. If Seller has paid such amounts prior to the Closing Date, Purchaser shall reimburse Seller for Purchaser’s pro rata share of such payments at Closing. If Seller has not paid such amounts prior to the Closing Date, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to Seller’s pro rata share of such amounts. Seller shall be responsible for all leasing commissions and tenant improvement costs payable with respect to the initial terms of the Leases entered into prior to the Date of Agreement (including, but not limited to a certain lease with Travis Association for the Blind). To the extent that Purchaser shall assume liability for any such item at the Closing, then Purchaser shall receive a credit against the Purchase Price in the amount of any such liability so assumed by Purchaser.

(i) Seller and Purchaser agree that as soon as reasonably possible after the close of the calendar year of the Property, the parties shall undertake a final master reconciliation of CAM, taxes and other pass-throughs and additional rent with respect to the Leases and the Property. Such reconciliation shall be final. For purposes hereof, Seller and Purchaser shall each prepare tenant reconciliations for their respective applicable periods of ownership of the Property. Purchaser shall transmit such information to the tenants.

(j) Unless provided otherwise hereinabove, such other items as are customarily prorated in a purchase and sale of the type contemplated hereunder shall be prorated as of the Closing Date.

(k) Each of the provisions of this Section 14 shall survive the Closing until the later of (i) one (1) year from the date of Closing or (ii) three (3) months after the issuance of the final tax bill for the year in which the Closing occurs.

15.	CLOSING COSTS.

Seller shall pay: (a) the costs of recording any releases required to clear title to the Property, (b) Seller’s attorneys’ fees, (c) stamp tax, sales tax, documentary transfer tax or other taxes imposed on the transfer of the Property, (d) the costs of the Title Commitment, the basic premium for the Title Policy and the cost of any endorsements thereto obtained by Seller in order to clear title, (e) the costs of the Survey, and (f) one-half of all escrow closing fees and costs. Purchaser shall pay: (i) all fees for recording the deed, (ii) the costs of any endorsements to the Title Policy (except as described in clause (d) above), including without limitation any endorsements to alter the survey exception to read “shortages in area”, (iii) Purchaser’s attorneys’ fees, and (iv) one-half of all escrow closing fees and costs.

16.	POSSESSION.

Possession of the Property shall be delivered to Purchaser at Closing, free and clear of all liens and claims other than Permitted Exceptions, Purchaser Exceptions and the rights of the tenants identified on the Rent Roll and of the licensees set forth on Exhibits E and I, in the same condition as it exists on the Date of Agreement, ordinary wear and tear excepted and except as provided in Sections 12 and 13 hereof. Purchaser shall have the right to inspect the Property within three (3) days prior to Closing to verify that the condition of the Property is as required under this Agreement.

17.	DEFAULT.

IF SELLER DEFAULTS HEREUNDER PRIOR TO CLOSING AND FAILS TO CURE SUCH DEFAULT WITHIN FIVE (5) DAYS AFTER WRITTEN NOTICE OF SUCH DEFAULT, OR IF PRIOR TO CLOSING IT IS DETERMINED THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT SHALL NOT BE TRUE AND CORRECT IN ALL MATERIAL RESPECTS ON THE DATE OF AGREEMENT AND AS OF THE CLOSING DATE, THEN PURCHASER’S SOLE REMEDY SHALL BE TO EITHER (A) TERMINATE THIS AGREEMENT AND RECEIVE A RETURN

OF THE EARNEST MONEY (LESS $100 WHICH SHALL BE PAID TO SELLER IN ANY EVENT), IN WHICH EVENT EACH OF THE PARTIES HERETO SHALL BE RELIEVED OF ANY FURTHER OBLIGATION TO THE OTHER ARISING BY VIRTUE OF THIS AGREEMENT (EXCEPT FOR OBLIGATIONS THAT ARE EXPRESSLY INTENDED TO SURVIVE THE TERMINATION OF THIS AGREEMENT), OR (B) PURSUE SPECIFIC PERFORMANCE OF THIS AGREEMENT. IN NO EVENT SHALL SELLER BE LIABLE FOR ANY ACTUAL, SPECIAL, PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES IF THE CLOSING DOES NOT OCCUR. IF THE CLOSING OCCURS, IN NO EVENT SHALL SELLER BE LIABLE FOR ANY SPECIAL, PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES, NOR SHALL SELLER’S LIABILITY UNDER ANY REPRESENTATION, WARRANTY, CERTIFICATION, COVENANT, AGREEMENT, PRORATION, REPRORATION, OBLIGATION OR INDEMNITY MADE HEREUNDER OR UNDER ANY OF THE CLOSING DOCUMENTS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN EXCEED FIVE HUNDRED THOUSAND DOLLARS ($500,000) IN THE AGGREGATE, PROVIDED, HOWEVER, THAT ANY LIABILITY OF SELLER ARISING UNDER SECTION 14 AND SECTION 19 SHALL NOT BE SUBJECT TO SUCH $500,000 LIMIT (THE “SELLER’S MAXIMUM LIABILITY”). NONE OF SELLER’S PARTNERS, MEMBERS, MANAGERS, OFFICERS, AGENTS OR EMPLOYEES SHALL HAVE ANY PERSONAL LIABILITY OF ANY KIND OR NATURE OR BY REASON OF ANY MATTER OR THING WHATSOEVER UNDER, IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE CLOSING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN, AND PURCHASER WAIVES FOR ITSELF AND FOR ANYONE WHO MAY CLAIM BY, THROUGH OR UNDER PURCHASER ANY AND ALL RIGHTS TO SUE OR RECOVER ON ACCOUNT OF ANY SUCH ALLEGED PERSONAL LIABILITY. IF THE SALE IS NOT COMPLETED AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF PURCHASER, AND PURCHASER FAILS TO CURE SUCH DEFAULT WITHIN FIVE (5) DAYS OF WRITTEN NOTICE OF SUCH DEFAULT, THIS AGREEMENT SHALL TERMINATE AND SELLER SHALL RETAIN THE EARNEST MONEY AND ANY INTEREST THEREON AS LIQUIDATED DAMAGES IN FULL SETTLEMENT OF ALL CLAIMS AGAINST PURCHASER (WITH THE EXCEPTION OF CLAIMS AGAINST PURCHASER RELATED TO OBLIGATIONS WHICH ARE EXPRESSLY INTENDED TO SURVIVE THE TERMINATION OF THIS AGREEMENT). THE PARTIES AGREE THAT THE AMOUNT OF ACTUAL DAMAGES THAT SELLER WOULD SUFFER AS A RESULT OF PURCHASER’S DEFAULT WOULD BE EXTREMELY DIFFICULT TO DETERMINE AND HAVE AGREED, AFTER SPECIFIC NEGOTIATION, THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES AND IS INTENDED TO CONSTITUTE A FIXED AMOUNT OF LIQUIDATED DAMAGES IN LIEU OF OTHER REMEDIES AVAILABLE TO SELLER AND IS NOT INTENDED TO CONSTITUTE A PENALTY. THE PROVISIONS OF THIS SECTION 17 SHALL SURVIVE THE CLOSING.

18.	NOTICES.

Any notice, approval, demand, request or other communication which either party hereto may be required or may desire to give under this Agreement shall be in writing and shall be deemed to have been properly given if (a) hand delivered (effective upon delivery), (b) sent by a nationally recognized overnight delivery service (effective one (1) business day after delivery to such courier for overnight service) or (c) sent by facsimile (effective upon confirmation of transmission), in each case, prepaid and addressed in accordance with Line 11 or Line 12 (as applicable) of the Summary Statement or to such other or additional addresses as either party might designate by written notice to the other party.

19.	BROKERS.

Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any brokers, finders or agents with respect to the transaction contemplated hereby other than the broker(s) set forth in Line 13 of the Summary Statement. Seller shall be responsible for all fees, commissions and other amounts due to Seller’s Broker as a result of the transactions contemplated herein. Each party agrees to indemnify, defend and hold harmless the other party, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees of any person claiming by or through such party, except that Purchaser does not indemnify Seller for claims by Seller’s Broker. The obligations of Seller and Purchaser under this Section 19 shall survive the Closing and the termination of this Agreement.

20.	LEASING COSTS, MANAGEMENT FEES AND EMPLOYEES.

Except as provided in Section 14(h) hereof, Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses (collectively, “Leasing Costs”) that are due and payable as of the Closing Date with respect to Leases in force as of or prior to Closing including, without limitation, Leasing Costs identified as Seller’s lease obligations on Exhibit H; provided, however, that Seller shall have no obligation to pay, and as of Closing, Purchaser shall assume the obligation to pay (i) all Leasing Costs identified as Purchaser’s lease obligations on Exhibit H, and (ii) all Leasing Costs owed by Purchaser pursuant to the terms of Section 14(h) above. On the Closing Date, Seller shall deliver evidence satisfactory to Purchaser that any current management or leasing agreements for the Property shall have been terminated, and that the manager and any brokers shall have been paid all commissions or fees due and payable except as provided in Sections 14(h) and 19 hereof. Purchaser is not required to continue the employment of any employees of Seller or any property manager after the Closing Date. Seller shall satisfy all obligations to all employees, if any, employed by Seller in the operation of the Property.

21.	“AS IS” SALE.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND IN THE CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES AND AGREES THAT IT WILL BE PURCHASING THE PROPERTY BASED SOLELY UPON ITS INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, AND THAT PURCHASER WILL BE PURCHASING THE PROPERTY “AS IS” AND “WITH ALL

FAULTS”, BASED UPON THE CONDITION OF THE PROPERTY AS OF THE DATE OF AGREEMENT, ORDINARY WEAR AND TEAR AND LOSS BY FIRE OR OTHER CASUALTY OR CONDEMNATION EXCEPTED AND THAT SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE PROPERTY. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES THAT, EXCEPT AS MAY OTHERWISE BE SPECIFICALLY SET FORTH ELSEWHERE IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, NEITHER SELLER NOR ITS CONSULTANTS, BROKERS OR AGENTS HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND UPON WHICH PURCHASER IS RELYING AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING BUT NOT LIMITED TO: (I) THE CONDITION OF THE LAND OR ANY IMPROVEMENTS COMPRISING THE PROPERTY; (II) THE EXISTENCE OR NON-EXISTENCE OF ANY POLLUTANT, TOXIC WASTE AND/OR ANY HAZARDOUS MATERIALS OR SUBSTANCES; (III) ECONOMIC PROJECTIONS OR MARKET STUDIES CONCERNING THE PROPERTY, OR THE INCOME TO BE DERIVED FROM THE PROPERTY; (IV) ANY DEVELOPMENT RIGHTS, TAXES, BONDS, COVENANTS, CONDITIONS AND RESTRICTIONS AFFECTING THE PROPERTY; (V) THE NATURE AND EXTENT OF ANY RIGHT OF WAY, LEASE, LIEN, ENCUMBRANCE, LICENSE, RESERVATION OR OTHER TITLE MATTER; (VI) WATER OR WATER RIGHTS, TOPOGRAPHY, GEOLOGY, DRAINAGE, SOIL OR SUBSOIL OF THE PROPERTY; (VII) THE UTILITIES SERVING THE PROPERTY; (VIII) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON; OR (IX) THE COMPLIANCE OF THE PROPERTY WITH ANY ZONING, ENVIRONMENTAL, BUILDING OR OTHER LAWS, RULES OR REGULATIONS AFFECTING THE PROPERTY. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE PROPERTY COMPLIES WITH THE AMERICANS WITH DISABILITIES ACT OR ANY FIRE CODE OR BUILDING CODE. EXCEPT FOR ANY LIABILITY OF SELLER RESULTING FROM ITS BREACH OF A REPRESENTATION OR WARRANTY CONTAINED HEREIN AND EXCEPT FOR ANY OF SELLER’S OBLIGATIONS OR COVENANTS (INCLUDING INDEMNITY OBLIGATIONS) SET FORTH UNDER THIS AGREEMENT AND ANY OF THE DOCUMENTS EXECUTED IN CONNECTION WITH THE CLOSING, PURCHASER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITY IN CONNECTION WITH ANY CLAIMS THAT PURCHASER MAY HAVE AGAINST SELLER, AND PURCHASER HEREBY AGREES NOT TO ASSERT ANY CLAIMS FOR CONTRIBUTION, COST RECOVERY OR OTHERWISE, AGAINST SELLER RELATING DIRECTLY OR INDIRECTLY TO THE EXISTENCE OF ASBESTOS OR HAZARDOUS MATERIALS OR SUBSTANCES ON, OR ENVIRONMENTAL

CONDITIONS OF, THE PROPERTY, WHETHER KNOWN OR UNKNOWN. As used herein, the terms “Hazardous Substances” and “HAZARDOUS MATERIALS OR SUBSTANCES” mean (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; The Hazardous Materials Transportation Act, 49 U.S.C. §1802; the Resource Conservation and Recovery Act, 42 U.S.C. §9601. et seq.; the Clean Water Act, 33 U.S.C. §1251; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively, “Environmental Laws”); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos. Purchaser acknowledges that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller, except as otherwise provided herein. Purchaser further acknowledges that the information provided and to be provided with respect to the Property was obtained from a variety of sources, and that Seller (x) has not made any independent investigation or verification of such information and (y) makes no representations as to the accuracy or completeness of such information, except as provided herein. The provisions of this Section 21 shall survive the Closing Date.

22.	ASSIGNMENT.

Purchaser shall not have the right to assign this Agreement or any interest herein without the express written consent of Seller, and in the event Seller consents to such assignment, Purchaser shall remain liable for, and the assignee shall assume, all obligations of Purchaser hereunder. Notwithstanding the foregoing, provided that Purchaser notifies Seller in writing in sufficient time to allow the Closing to occur without delay or unreasonable burden, Purchaser may assign this Agreement to an entity that is a REIT (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as the investment advisor, however, such assignment shall not release Purchaser hereunder.

23.	MISCELLANEOUS.

(a) Time is of the essence of each provision of this Agreement.

(b) This Agreement and all provisions hereof shall extend to, be obligatory upon and inure to the benefit of the respective heirs, legatees, successors and permitted assigns of the parties hereto.

(c) Except as provided herein, this Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State where the Land is located.

(e) If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement and the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby.

(f) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(g) From and after the Date of Agreement, subject to the provisions of Section 10(c), Purchaser and Seller shall jointly prepare and issue all releases of information relating to the sale of the Property, and any inquiries regarding the transaction contemplated hereby shall be responded to only after consultation with the other party hereto. The provisions of this Section 23(g) shall survive the Closing or earlier termination of this Agreement.

(h) If either party institutes a legal action against the other relating to this Agreement or any default hereunder, the unsuccessful party to such action will reimburse the successful party for the reasonable expenses of prosecuting or defending such action, including without limitation attorneys’ fees and disbursements and court costs. The obligations under this Section 23(h) shall survive the Closing or earlier termination of this Agreement.

(i) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

(j) Exhibits B, C, D, E, H and I may be finalized and inserted into this Agreement after this Agreement is fully executed, but no later than fifteen (15) days after the Date of Agreement.

(k) If, under the terms of this Agreement and the calculation of the time periods provided for herein, the Approval Date, the Closing Date or any other date to be determined under this Agreement should fall on a Saturday, a Sunday, a legal holiday or other date on which banks located in Chicago, Illinois are not open for business, then such date shall be extended to the next business day.

(l) A facsimile, scanned or photocopy signature on this Agreement, any amendment hereto, any Closing Document (except the deed or other instruments intended to be recorded in the public records) or any notice delivered hereunder shall have the same legal effect as an original signature.

(m) Subject to the provisions of Section 10(c), the parties shall keep the terms of this Agreement confidential and shall not disclose such terms to any other parties without the other party’s prior written consent, which consent shall be in each party’s sole discretion; provided, however, that each party may, without obtaining such prior written consent, make such disclosures as may be required by applicable laws or agreements by which such party is bound, and to each such party’s managers, members, officers, lenders, employees, investors, attorneys, accountants, appraisers, insurance advisors, consultants and similar third party professionals.

(n) Each of Purchaser and Seller hereby certifies that it is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any applicable law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated in this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transactions, directly or indirectly, on behalf of, any such person, group, entity or nation.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PURCHASER:		SELLER:

KBS CAPITAL ADVISORS LLC		TRANSWESTERN SF PARTNERS I, L.P.

By: Transwestern SF GP I, L.L.C., its general partner

By:	/s/ Authorized Signatory	By:	/s/ Authorized Signatory
Name:		Name:
Title:		Title: